                                                Filed pursuant to Rule 424(b)(2)
                                                Registration Nos. 333-37567
                                                                  333-37567-01

Prospectus Supplement (To Prospectus Dated October 24, 1997)

                                  [CHASE LOGO]

CHASE CAPITAL IV

$350,000,000

7.34% CAPITAL SECURITIES, SERIES D
(LIQUIDATION AMOUNT $25 PER CAPITAL SECURITY)
FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

THE CHASE MANHATTAN CORPORATION

The 7.34% Capital Securities, Series D (the "Series D Capital Securities"), offered hereby represent beneficial ownership interests in Chase Capital IV, a statutory business trust created under the laws of the State of Delaware (the "Series D Issuer"). The Chase Manhattan Corporation, a Delaware corporation (the "Corporation"), will be the owner of all the beneficial ownership interests represented by common securities of the Series D Issuer
                                                        (Continued on next page)
--------------------------------------------------------------------------------
SEE "RISK FACTORS" BEGINNING ON PAGE S-5 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE SERIES D CAPITAL SECURITIES.
--------------------------------------------------------------------------------

THESE SECURITIES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                                                                   PROCEEDS TO THE SERIES
                               INITIAL PUBLIC            UNDERWRITING              D
                               OFFERING PRICE(1)         COMMISSIONS(2)            ISSUER(1)(3)(4)
----------------------------------------------------------------------------------------------------------
   PER SERIES D CAPITAL
   SECURITY                    $25.00                    (3)                       $25.00
   TOTAL                       $350,000,000              (3)                       $350,000,000
----------------------------------------------------------------------------------------------------------

(1) Plus accrued distributions, if any, from December 5, 1997 to the date of delivery.
(2) The Series D Issuer and the Corporation have each agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) In view of the fact that the proceeds of the sale of the Series D Capital Securities will be invested in the Series D Subordinated Debentures, the Corporation has agreed to pay to the Underwriters as compensation for their arranging the investment therein of such proceeds $0.7875 per Series D Capital Security (or $11,025,000 in the aggregate). See "Underwriting."

(4) Expenses of the offering, which are payable by the Corporation, are estimated to be $650,000.
--------------------------------------------------------------------------------

This Prospectus Supplement and the related Prospectus may be used by direct or indirect wholly owned subsidiaries of the Corporation, including Chase Securities Inc., in connection with offers and sales related to secondary market transactions in the Series D Capital Securities. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

The Series D Capital Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Series D Capital Securities will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York, on or about December 5, 1997, against payment therefor in immediately available funds.

CHASE SECURITIES INC.           SMITH BARNEY INC.           SALOMON BROTHERS INC
MERRILL LYNCH & CO.
              MORGAN STANLEY DEAN WITTER
                            PAINEWEBBER INCORPORATED
                                        PRUDENTIAL SECURITIES INCORPORATED

The date of this Prospectus Supplement is November 24, 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES D CAPITAL SECURITIES, INCLUDING OVERALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

(cover page continued)

(the "Series D Common Securities" and, collectively with the Series D Capital Securities, the "Series D Securities"). The Bank of New York is the Property Trustee of the Series D Issuer. The Series D Issuer exists for the sole purpose of issuing the Series D Capital Securities and the Series D Common Securities and investing the proceeds thereof in approximately $360.8 million of 7.34% Junior Subordinated Deferrable Interest Debentures, Series D (the "Series D Subordinated Debentures"), to be issued by the Corporation. The Series D Subordinated Debentures will mature on December 6, 2027. The Series D Capital Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation or redemption over the Series D Common Securities. See "Description of Preferred
Securities -- Subordination of Common Securities" in the accompanying
Prospectus.

     Holders of the Series D Capital Securities will be entitled to receive cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing March 31, 1998, at the annual rate of 7.34% on the Liquidation Amount (as defined in the accompanying Prospectus) of $25 per Series D Capital Security ("Distributions"). Subject to certain exceptions, as described herein, the Corporation has the right to defer payment of interest on the Series D Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Series D Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate of 7.34% per annum, compounded quarterly, to the extent permitted by applicable law), the Corporation may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Series D Subordinated Debentures are so deferred, Distributions on the Series D Capital Securities will also be deferred and the Corporation will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Corporation's capital stock or debt securities that rank pari passu with or junior to the Series D Subordinated Debentures (including the 7.67% Junior Subordinated Deferrable Interest Debentures, Series A (the "Series A Subordinated Debentures"), the Global Floating Rate Junior Subordinated Deferrable Interest Debentures, Series B (the "Series B Subordinated Debentures"), and the Floating Rate Junior Subordinated Deferrable Interest Debentures, Series C (the "Series C Subordinated Debentures") of the Corporation). During an Extension Period, interest on the Series D Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Series D Capital Securities are entitled will accumulate), at the rate of 7.34% per annum, compounded quarterly from the relevant payment date for such interest, and holders of Series D Capital Securities will be required to accrue interest income for United States federal income tax purposes. See "Certain Terms of Series D Subordinated Debentures -- Option to Defer Interest Payments" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

     The Series D Subordinated Debentures are unsecured and subordinated to all Senior Debt (as defined in the accompanying Prospectus). Substantially all of the Corporation's existing indebtedness constitutes Senior Debt (other than an aggregate of approximately $1,443.4 million of the Corporation's existing indebtedness evidenced by the Series A Subordinated Debentures, Series B Subordinated Debentures and Series C Subordinated Debentures). Because the Corporation is a holding company, the right of the Corporation to participate in any distribution of assets of any subsidiary, including The Chase Manhattan Bank (the "Bank"), Chase Manhattan Bank USA, National Association ("Chase USA"), and Texas Commerce Bank National Association ("Texas Commerce"), upon such subsidiary's liquidation or reorganization or otherwise, is subject to the

(cover page continued)

prior claims of creditors of that subsidiary, except to the extent that the Corporation may itself be recognized as a creditor of that subsidiary. Accordingly, the Series D Subordinated Debentures (and therefore the Series D Capital Securities) will be effectively subordinated to all existing and future liabilities of the Corporation's subsidiaries, and holders thereof should only look to the assets of the Corporation for payments on the Series D Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Subordination" in the accompanying Prospectus.

     The Corporation has, through the Series D Guarantee, the Series D Trust Agreement, the Series D Subordinated Debentures and the Indenture (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all of the Series D Issuer's obligations under the Series D Capital Securities. See "Relationship Among the Preferred Securities, the Corresponding Junior Subordinated Debentures and the Guarantees -- Full and Unconditional Guarantee" in the accompanying Prospectus. The Series D Guarantee of the Corporation (the "Series D Guarantee") guarantees the payment of Distributions and payments on liquidation of the Series D Issuer or redemption of the Series D Capital Securities, but only in each case to the extent of funds held by the Series D Issuer, as described herein. See "Description of Guarantees" in the accompanying Prospectus. If the Corporation does not make interest payments on the Series D Subordinated Debentures held by the Series D Issuer, the Series D Issuer will have insufficient funds to pay Distributions on the Series D Capital Securities. The Series D Guarantee does not cover payment of Distributions when the Series D Issuer has insufficient funds to pay such Distributions. In such event, a holder of Series D Capital Securities may institute a legal proceeding directly against the Corporation pursuant to the terms of the Indenture to enforce payment of amounts equal to such Distributions to such holder. See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Preferred Securities" in the accompanying Prospectus. The obligations of the Corporation under the Series D Guarantee are subordinate and junior in right of payment to all Senior Debt of the Corporation.

     The Series D Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Series D Subordinated Debentures at their Stated Maturity or earlier redemption. Subject to the Corporation having received prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") to do so if then required under applicable capital guidelines or policies, the Series D Subordinated Debentures are redeemable prior to their Stated Maturity at the option of the Corporation (i) on or after December 5, 2002, in whole at any time or in part from time to time, or (ii) at any time in certain circumstances as described under "Certain Terms of Series D Subordinated Debentures -- Conditional Right to Redeem upon a Tax Event or Capital Treatment Event," in whole (but not in part), within 90 days following the occurrence of a Tax Event or Capital Treatment Event. See "Certain Terms of Series D Capital Securities -- Redemption" and "Certain Terms of Series D Subordinated Debentures -- Redemption."

     The Series D Capital Securities have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. If Series D Subordinated Debentures are distributed to the holders of Series D Capital Securities in exchange therefor upon the liquidation of the Series D Issuer, the Corporation will use its best efforts to list the Series D Subordinated Debentures on the New York Stock Exchange or such other stock exchanges or automated quotation systems, if any, on which the Series D Capital Securities are then listed or traded.

     The Corporation will have the right at any time to terminate the Series D Issuer, subject to the Corporation having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies. See "Certain Terms of Series D Capital Securities -- Liquidation of Series D Issuer and Distribution of Series D Subordinated Debentures to Holders." In the event of the termination of the Series D Issuer, after satisfaction of liabilities to creditors of the Series D Issuer as required by applicable law, the holders of the Series D Capital Securities will be

(cover page continued)

entitled to receive a Liquidation Amount of $25 per Series D Capital Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Series D Subordinated Debentures in exchange therefor, subject to certain exceptions. See "Description of Preferred Securities -- Liquidation Distribution Upon Termination" in the accompanying Prospectus.

     The Series D Capital Securities will be represented by one or more global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Series D Capital Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described in the accompanying Prospectus, Series D Capital Securities in certificated form will not be issued in exchange for the global certificates. See "Certain Terms of Series D Capital Securities -- Registration of Series D Capital Securities."

                               ------------------

     The information in this Prospectus Supplement supplements, and should be read in conjunction with, the information contained in the accompanying Prospectus. As used herein, (i) the "Indenture" means the Junior Subordinated Indenture, dated as of December 1, 1996, as amended and supplemented from time to time, between the Corporation and The Bank of New York, as trustee (the "Debenture Trustee"), and (ii) the "Series D Trust Agreement" means the Amended and Restated Trust Agreement relating to the Series D Issuer among the Corporation, as Depositor, The Bank of New York, as Property Trustee (the "Property Trustee"), The Bank of New York (Delaware), as Delaware Trustee (the "Delaware Trustee"), the Administrative Trustees named therein (collectively, with the Property Trustee and Delaware Trustee, the "Issuer Trustees") and the holders of the Series D Capital Securities. Each of the other capitalized terms used in this Prospectus Supplement and not otherwise defined in this Prospectus Supplement has the meaning set forth in the accompanying Prospectus.
                               ------------------

                                  RISK FACTORS

     Prospective purchasers of the Series D Capital Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters. In addition, because holders of Series D Capital Securities may receive Series D Subordinated Debentures in exchange therefor upon liquidation of the Series D Issuer, prospective purchasers of Series D Capital Securities are also making an investment decision with regard to the Series D Subordinated Debentures and should carefully review all the information regarding the Series D Subordinated Debentures contained herein.

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE SERIES D GUARANTEE AND THE SERIES D SUBORDINATED DEBENTURES

     The obligations of the Corporation under the Series D Guarantee issued by the Corporation for the benefit of the holders of Series D Securities and under the Series D Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt of the Corporation. Substantially all of the Corporation's existing indebtedness constitutes Senior Debt (other than approximately $1,443.4 million of the Corporation's existing indebtedness evidenced by the Series A, Series B and Series C Subordinated Debentures). Because the Corporation is a holding company, the right of the Corporation to participate in any distribution of the assets of any subsidiary, including the Bank, Chase USA, and Texas Commerce, upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that the Corporation may itself be recognized as a creditor of that subsidiary. There are various legal limitations on the extent to which certain of the Corporation's subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, the Corporation or certain of its other subsidiaries. Accordingly, the Series D Subordinated Debentures and the Series D Guarantee will be effectively subordinated to all existing and future liabilities of the Corporation's subsidiaries, and holders of Series D Subordinated Debentures and beneficiaries of the Series D Guarantee should look only to the assets of the Corporation for payments on the Series D Subordinated Debentures or under the Series D Guarantee, as the case may be. See "The Chase Manhattan Corporation." None of the Indenture, the Series D Guarantee or the Series D Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, that may be incurred by the Corporation. See "Description of Guarantees -- Status of the Guarantees" and "Description of Junior Subordinated Debentures -- Subordination" in the accompanying Prospectus.

     The ability of the Series D Issuer to pay amounts due on the Series D Capital Securities is solely dependent upon the Corporation's making payments on the Series D Subordinated Debentures as and when required.

OPTION TO DEFER INTEREST PAYMENT; TAX CONSEQUENCES; MARKET PRICE CONSEQUENCES

     So long as no event of default under the Indenture has occurred and is continuing, the Corporation has the right under the Indenture to defer payment of interest on the Series D Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Series D Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Series D Capital Securities by the Series D Issuer will also be deferred (and the amount of Distributions to which holders of the Series D Capital Securities are entitled will accumulate additional Distributions thereon at the rate of 7.34% per annum, compounded quarterly from the relevant payment date for such Distributions) during any such Extension Period. During any such Extension Period, the Corporation may not, and may not permit any subsidiary of the Corporation to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Corporation's capital stock,
(ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Corporation (including other series of Junior Subordinated Debentures) that rank pari passu with or junior in interest to the Series D Subordinated Debentures (including, without limitation, the Series A, Series B and Series C Subordinated Debentures) or (iii) make any guarantee payments with respect to any guarantee by the Corporation of the debt securities of any subsidiary of the Corporation if such guarantee ranks pari passu with or junior in interest to the Series D Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Corporation, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Series D Guarantee and (d) purchases of common stock related to the issuance of common stock or rights under any of the Corporation's benefit plans for its directors, officers or employees, related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan, or related to the issuance of common stock (or securities convertible into or exchangeable for common stock) as consideration in an acquisition transaction that was entered into prior to the commencement of such Extension Period). Prior to the termination of any such Extension Period, the Corporation may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Series D Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate of 7.34% per annum, compounded quarterly from the interest payment date for such interest, to the extent permitted by applicable law), the Corporation may elect to begin a new Extension Period subject to the above requirements. There is no limitation on the number of times that the Corporation may elect to begin an Extension Period. See "Certain Terms of Series D Capital Securities -- Distributions" and "Certain Terms of Series D Subordinated Debentures -- Option to Defer Interest Payments."

     Should an Extension Period occur, a holder of Series D Capital Securities will be required to accrue income (in the form of original issue discount) in respect of its pro rata share of the Series D Subordinated Debentures held by the Series D Issuer for United States federal income tax purposes. As a result, a holder of Series D Capital Securities will be required to include such income in gross income for United States federal income tax purposes in advance of the receipt of cash attributable to such income, and will not receive the cash related to such income from the Series D Issuer if the holder disposes of the Series D Capital Securities prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount" and "-- Sales or Redemption of Series D Capital Securities."

     The Corporation has no current intention of exercising its right to defer payments of interest on the Series D Subordinated Debentures. However, should the Corporation elect to exercise such right in the future, the market price of the Series D Capital Securities is likely to be affected. A holder that disposes of its Series D Capital Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Series D Capital Securities.

REDEMPTION UPON TAX EVENT OR CAPITAL TREATMENT EVENT

     Upon the occurrence and continuation of a Tax Event or Capital Treatment Event (whether occurring before or after December 5, 2002), the Corporation has the right if certain conditions are met, to redeem the Series D Subordinated Debentures in whole (but not in part) within 90 days following the occurrence of such Tax Event or Capital Treatment Event and thereby cause a mandatory redemption of the Series D Capital Securities. The exercise of such right is subject to the Corporation's having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies. See "Certain Terms of Series D Subordinated Debentures -- Conditional Right to Redeem upon a Tax Event or Capital Treatment Event" and "Description of Preferred Securities -- Redemption or Exchange" in the accompanying Prospectus.

     A "Tax Event" means the receipt by the Series D Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement or decision is announced on or after the date of issuance of the Series D Capital Securities under the Series D Trust Agreement, there is more than an insubstantial risk that (i) the Series D Issuer is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Series D Subordinated Debentures, (ii) interest payable by the Corporation on the Series D Subordinated Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by the Corporation, in whole or in part, for United States federal income tax purposes or (iii) the Series D Issuer is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. With respect to Series D Subordinated Debentures which are no longer held by the Series D Issuer or another issuer, "Tax Event" means the receipt by the Corporation of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement or decision is announced on or after the date of issuance of the Series D Subordinated Debentures under the Indenture, there is more than an insubstantial risk that interest payable by the Corporation on the Series D Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Corporation, in whole or in part, for United States federal income tax purposes (each of the circumstances referred to in clauses (i), (ii) and (iii) of the preceding sentence and the circumstances referred to in this sentence being referred to herein as an "Adverse Tax Consequence").

     A "Capital Treatment Event" means the reasonable determination by the Corporation that, as a result of any amendment to, or change (including any proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the Series D Capital Securities under the Series D Trust Agreement, there is more than an insubstantial risk that the Corporation will not be entitled to treat an amount equal to the Liquidation Amount of the Series D Capital Securities as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Corporation.

EXCHANGE OF SERIES D CAPITAL SECURITIES FOR SERIES D SUBORDINATED DEBENTURES

     The Corporation will have the right at any time to terminate the Series D Issuer and, after satisfaction of liabilities to creditors of the Series D Issuer as required by applicable law, cause the Series D Subordinated Debentures to be distributed to the holders of the Series D Capital Securities in exchange therefor upon liquidation of the Series D Issuer. The exercise of such right is subject to the Corporation having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies. See "Certain Terms of Series D Capital Securities -- Liquidation of Series D Issuer and Distribution of Series D Subordinated Debentures to Holders" and "Description of Preferred Securities -- Redemption or Exchange" in the accompanying Prospectus.

     Under current United States federal income tax law and interpretations and assuming, as expected, the Series D Issuer is classified as a grantor trust for such purposes, a distribution of the Series D Subordinated Debentures upon a liquidation of the Series D Issuer should not be a taxable event to holders of the Series D Capital Securities. However, if a Tax Event were to occur which would cause the Series D Issuer to be subject to United States federal income tax with respect to income received or accrued on the Series D Subordinated Debentures, a distribution of the Series D Subordinated Debentures by the Series D Issuer could be a taxable event to the Series D Issuer and the holders of the Series D Capital Securities. See "Certain Federal Income Tax Consequences -- Distribution of Series D Subordinated Debentures to Holders of Series D Capital Securities."

MARKET PRICES

     There can be no assurance as to the market prices for Series D Capital Securities or Series D Subordinated Debentures that may be distributed in exchange for Series D Capital Securities upon liquidation of the Series D Issuer. Accordingly, the Series D Capital Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Series D Subordinated Debentures that a holder of Series D Capital Securities may receive on liquidation of the Series D Issuer, may trade at a discount to the price that the investor paid to purchase the Series D Capital Securities offered hereby. As a result of the existence of the Corporation's right to defer interest payments, the market price of the Series D Capital Securities (which represent beneficial ownership interests in the Series D Issuer) may be more volatile than the market prices of other securities that are not subject to such optional deferrals. See "Certain Terms of Series D Subordinated Debentures" and "Description of Junior Subordinated
Debentures -- Corresponding Junior Subordinated Debentures" in the accompanying Prospectus.

RIGHTS UNDER THE SERIES D GUARANTEE

     The Series D Guarantee guarantees to the holders of the Series D Securities the following payments, to the extent not paid by the Series D Issuer: (i) any accumulated and unpaid Distributions required to be paid on the Series D Securities, to the extent that the Series D Issuer has funds on hand available therefor at such time, (ii) the redemption price with respect to any Series D Securities called for redemption, to the extent that the Series D Issuer has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Series D Issuer (unless the Series D Subordinated Debentures are distributed to holders of the Series D Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Series D Issuer has funds on hand available therefor at such time, and (b) the amount of assets of the Series D Issuer remaining available for distribution to holders of the Series D Securities after payment of creditors of the Series D Issuer as required by applicable law. The Series D Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Bank of New York will act as the indenture trustee under the Series D Guarantee (the "Guarantee Trustee") for the purpose of compliance with the Trust Indenture Act and will hold the Series D Guarantee for the benefit of the holders of the Series D Securities. The Bank of New York will also act as Debenture Trustee for the Series D Subordinated Debentures and as Property Trustee under the Indenture and The Bank of New York (Delaware) will act as Delaware Trustee under the Series D Trust Agreement.

     The Series D Guarantee is subordinate as described under "-- Ranking of Subordinated Obligations Under the Series D Guarantee and the Series D Subordinated Debentures."

     The holders of not less than a majority in aggregate Liquidation Amount of the Series D Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Series D Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Series D Guarantee. Any holder of the Series D Securities may institute a legal proceeding directly against the Corporation to enforce its rights under the Series D Guarantee without first instituting a legal proceeding against the Series D Issuer, the Guarantee Trustee or any other person or entity. If the Corporation were to default on its obligation to pay amounts payable under the Series D Subordinated Debentures, the Series D Issuer would lack funds for the payment of Distributions or amounts payable on redemption of the Series D Securities or otherwise, and, in such event, holders of the Series D Securities would not be able to rely upon the Series D Guarantee for payment of such amounts. Instead, if an event of default under the Indenture shall have occurred and be continuing and such event is attributable to the failure of the Corporation to pay interest on or principal of the Series D Subordinated Debentures on the applicable payment date, then a holder of Series D Capital Securities may institute a legal proceeding directly against the Corporation pursuant to the terms of the Indenture for enforcement of payment to such holder of the principal of or interest on such Series D Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Series D Capital Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Corporation will have a right of set-off under the Indenture to the extent of any payment made by the Corporation to such holder of Series D Capital Securities in the Direct Action. Except as described herein, holders of Series D Capital Securities will not be able to exercise directly any other remedy available to the holders of the Series D Subordinated Debentures or assert directly any other rights in respect of the Series D Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Preferred Securities," "-- Debenture Events of Default" and "Description of Guarantees" in the accompanying Prospectus. The Series D Trust Agreement provides that each holder of Series D Securities by acceptance thereof agrees to the provisions of the Series D Guarantee and the Indenture.

LIMITED VOTING RIGHTS

     Holders of Series D Capital Securities generally will have limited voting rights relating only to the modification of the Series D Capital Securities and the Series D Guarantee and the exercise of the Series D Issuer's rights as holder of Series D Subordinated Debentures. Holders of Series D Capital Securities will not be entitled to vote to appoint, remove or replace the Property Trustee, the Delaware Trustee or any Administrative Trustee, and such voting rights are vested exclusively in the holder of the Series D Common Securities except, with respect to the Property Trustee and the Delaware Trustee, upon the occurrence of certain events described in the accompanying Prospectus. The Property Trustee, the Administrative Trustees and the Corporation may amend the Series D Trust Agreement without the consent of holders of Series D Capital Securities to ensure that the Series D Issuer will not be classified for United States federal income tax purposes as an association or publicly traded partnership subject to taxation as a corporation unless such action materially and adversely affects the interests of such holders. See "Description of Preferred Securities -- Removal of Issuer Trustees" and "-- Voting Rights; Amendment of Each Trust Agreement" in the accompanying Prospectus.

LISTING OF SERIES D CAPITAL SECURITIES -- TRADING CHARACTERISTICS

     The Series D Capital Securities have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Trading of the Series D Capital Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Series D Captial Securities. Although the Underwriters have indicated to the Corporation and the Series D Issuer that they intend to make a market in the Series D Capital Securities prior to commencement of trading on the New York Stock Exchange as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series D Capital Securities.

     The Series D Capital Securities may trade at prices that do not fully reflect the value of accrued and unpaid interest with respect to the underlying Series D Subordinated Debentures. See "Certain Federal Income Tax
Consequences -- Interest Income and Original Issue Discount" and "-- Sales or Redemption of Series D Capital Securities" for a discussion of the United States federal income tax consequences that may result from a taxable disposition of the Series D Capital Securities.

                                CHASE CAPITAL IV

     Chase Capital IV (the "Series D Issuer") is a statutory business trust created under Delaware law pursuant to (i) the Trust Agreement executed by the Corporation, as Depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and the Administrative Trustees named therein, and (ii) the filing of a certificate of trust with the Delaware Secretary of State on September 23, 1997. The Series D Issuer's business and affairs are conducted by the Issuer Trustees: The Bank of New York, as Property Trustee, and The Bank of New York (Delaware), as Delaware Trustee, and two individual Administrative Trustees who are employees or officers of or affiliated with the Corporation. The Series D Issuer exists for the exclusive purposes of (i) issuing and selling the Series D Capital Securities and Series D Common Securities, (ii) using the proceeds from the sale of Series D Capital Securities and Series D Common Securities to acquire Series D Subordinated Debentures issued by the Corporation and (iii) engaging in only those other activities necessary or incidental thereto (such as registering the transfer of the Series D Securities). Accordingly, the Series D Subordinated Debentures will be the sole assets of the Series D Issuer, and payments under the Series D Subordinated Debentures will be the sole revenue of the Series D Issuer. All of the Series D Common Securities will be owned by the Corporation. The Series D Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Series D Capital Securities, except that upon the occurrence and continuance of an event of default under the Series D Trust Agreement resulting from an event of default under the Indenture, the rights of the Corporation as holder of the Series D Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Series D Capital Securities. See "Description of Preferred Securities -- Subordination of Common Securities" in the accompanying Prospectus. The Corporation will acquire Series D Common Securities in an aggregate Liquidation Amount at least equal to 3% of the total capital of the Series D Issuer. The Series D Issuer has a term of 55 years, but may terminate earlier as provided in the Series D Trust Agreement. The principal executive office of the Series D Issuer is 270 Park Avenue, New York, New York 10017 and its telephone number is (212) 270-6000. See "The Issuers" in the accompanying Prospectus.

     It is anticipated that the Series D Issuer will not be subject to the reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                        THE CHASE MANHATTAN CORPORATION

GENERAL

     The Corporation is a bank holding company organized under the laws of Delaware in 1968 and registered under the Bank Holding Company Act of 1956, as amended. On March 31, 1996, The Chase Manhattan Corporation ("Heritage Chase") merged with and into Chemical Banking Corporation, and Chemical Banking Corporation, which was the surviving corporation in the merger, changed its name to "The Chase Manhattan Corporation." As a result of the merger, the Corporation has become the largest banking institution in the United States, with over $300 billion in assets and $20 billion in stockholders' equity.

     The principal bank subsidiaries of the Corporation are the Bank, a New York banking corporation, Chase USA, headquartered in Wilmington, Delaware, and Texas Commerce.

     The merger of Heritage Chase with and into Chemical Banking Corporation was accounted for as a pooling-of-interests and, accordingly, the information presented in this Prospectus Supplement reflects the combined results of Heritage Chase and the Corporation as if the merger had been in effect for all periods presented.

BUSINESS

     The activities of the Corporation and its subsidiaries are internally organized, for operating purposes, into two principal lines of business. A brief description of each principal line of business is presented below.

Global Wholesale Banking

     Global Wholesale Banking provides financing, advisory, sales and trading, trade finance, asset management, private banking and operating services. Clients include corporations, institutions, governments and wealthy individuals located around the world. Through its Global Wholesale Banking businesses, the Corporation and its subsidiaries are utilizing a new model for the delivery of global financial services, integrating product expertise, industry knowledge and geographic reach to effect superior customer solutions. Global Wholesale Banking operates in more than 50 countries, including major operations in all key international financial centers. Terminal Businesses, representing discontinued portfolios (primarily the remaining refinancing country debt and commercial real estate problem asset and nonperforming portfolios), are also included in Global Wholesale Banking.

Regional and Nationwide Consumer Banking (RNCB)

     The Regional and Nationwide Consumer Banking franchise, as of September 30, 1997, included the fourth-largest bank credit card issuer in the U.S., the third-largest originator and the second-largest servicer of residential mortgages and a leading provider of auto financing and other consumer lending products. The Corporation and its subsidiaries maintain a leading market share position in the New York metropolitan tri-state area in serving the financial needs of consumers, middle market commercial enterprises and small businesses. They offer customers convenient access to financial services by telephone, personal computer and the internet, and have the most branches and automated teller machines in the New York metropolitan tri-state area. Also included within RNCB is Texas Commerce, which is the second-largest bank in Texas and a leader in providing financial products and services to businesses and individuals throughout the state. RNCB also has a small international consumer presence.

     The Corporation is a Delaware corporation with its principal executive office at 270 Park Avenue, New York, New York 10017. Its telephone number is
(212) 270-6000.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Corporation's consolidated ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividend requirements for each of the periods indicated:

                                        NINE MONTHS
                                           ENDED                     YEAR ENDED DECEMBER 31,
                                       SEPTEMBER 30,       --------------------------------------------
                                            1997           1996      1995      1994      1993      1992
                                       --------------      ----      ----      ----      ----      ----
Earnings to Fixed Charges:
  Excluding Interest on Deposits.....       1.86           1.66      1.90      1.86      1.62      1.50
  Including Interest on Deposits.....       1.45           1.32      1.41      1.42      1.31      1.21
Earnings to Combined Fixed Charges
  and Preferred Stock Dividend
  Requirements:
  Excluding Interest on Deposits.....       1.81           1.60      1.82      1.76      1.52      1.41
  Including Interest on Deposits.....       1.43           1.30      1.38      1.38      1.27      1.18

     For purposes of computing the ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividend requirements, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

                                USE OF PROCEEDS

     All of the proceeds from the sale of the Series D Capital Securities will be invested by the Series D Issuer in Series D Subordinated Debentures. The Corporation intends that the proceeds from the sale of the Series D Subordinated Debentures will be added to its general corporate funds and will be used for general corporate purposes.

     The Corporation is required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. On October 21, 1996, the Federal Reserve announced that cumulative preferred securities having the characteristics of the Series D Capital Securities could be included as Tier 1 Capital for bank holding companies. Such Tier 1 Capital treatment, together with the Corporation's ability to deduct, for federal income tax purposes, interest payable on the Series D Subordinated Debentures, will provide the Corporation with a more cost-effective means of obtaining capital for bank regulatory purposes than other Tier 1 Capital alternatives currently available to it.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Corporation and its subsidiaries as of September 30, 1997 and as adjusted to give effect to the consummation of the offering of the Series D Capital Securities and the issuance of the Series D Subordinated Debentures. The following data should be read in conjunction with the consolidated financial statements and notes thereto of the Corporation and its subsidiaries incorporated herein by reference.

                                                                     SEPTEMBER 30, 1997
                                                                   ----------------------
                                                                                    AS
                                                                    ACTUAL       ADJUSTED
                                                                   --------      --------
                                                                       (IN MILLIONS)
           Total long-term debt.................................   $ 13,899      $ 13,899
                                                                   --------      --------
           Guaranteed Preferred Beneficial Interests in
             Corporation's Junior Subordinated Deferrable
             Interest Debentures, Series A(a)...................        600           600
           Guaranteed Preferred Beneficial Interests in
             Corporation's Junior Subordinated Deferrable
             Interest Debentures, Series B(b)...................        494           494
           Guaranteed Preferred Beneficial Interests in
             Corporation's Junior Subordinated Deferrable
             Interest Debentures, Series C(c)...................        296           296
           Guaranteed Preferred Beneficial Interests in
             Corporation's Junior Subordinated Deferrable
             Interest Debentures, Series D(d)...................         --           350
           Preferred Stock of Subsidiary(e).....................        550           550
                                                                   --------      --------
           Stockholders' Equity
             Preferred Stock....................................      1,740         1,740
             Common Stock.......................................        441           441
             Capital Surplus....................................     10,357        10,357
             Retained Earnings..................................     10,526        10,526
             Net Unrealized Gain on Securities Available for
                Sale Net of Taxes...............................        126           126
             Treasury Stock, At Cost............................     (2,024)       (2,024)
                                                                   --------      --------
                Total Stockholders' Equity......................   $ 21,166      $ 21,166
                                                                   --------      --------
           Total Capitalization.................................   $ 37,005      $ 37,355
                                                                   ========      ========

---------------
    (a) On December 4, 1996, Chase Capital I issued $600 million of guaranteed preferred beneficial interests in a registered public offering. Chase Capital I invested the proceeds of such offering, together with approximately $18.6 million paid by the Corporation for Chase Capital I's common securities, in approximately $618.6 million principal amount of Series A Subordinated Debentures. The Series A Subordinated Debentures bear interest at the rate of 7.67% per annum and will mature on December 1, 2026. The Corporation owns all of the common securities of Chase Capital I and the sole assets of Chase Capital I are the Series A Subordinated Debentures.

    (b) On January 24, 1997, Chase Capital II issued $500 million of guaranteed preferred beneficial interests in a registered public offering. Chase Capital II invested the proceeds of such offering (approximately $494.1 million), together with approximately $15.3 million paid by the Corporation for Chase Capital II's common securities, in approximately $515.5 million principal amount of Series B Subordinated Debentures. The Series B Subordinated Debentures bear interest at the floating rate of LIBOR plus 0.50% per annum and will mature on February 1, 2027. The Corporation owns all of the common securities of Chase Capital II and the sole assets of Chase Capital II are the Series B Subordinated Debentures.

    (c) On March 11, 1997, Chase Capital III issued $300 million of guaranteed preferred beneficial interests in a registered public offering. Chase Capital III invested the proceeds of such offering (approximately $295.7 million), together with approximately $9.2 million paid by the Corporation for Chase Capital III's common securities, in approximately $309.3 million principal amount of Series C Subordinated Debentures. The Series C Subordinated Debentures bear interest at the floating rate of LIBOR plus 0.55% per annum and will mature on March 1, 2027. The Corporation owns all of the common securities of Chase Capital III and the sole assets of Chase Capital III are the Series C Subordinated Debentures.

    (d) As described herein, the sole assets of the Series D Issuer will be approximately $360.8 million principal amount of Series D Subordinated Debentures to be issued by the Corporation to the Series D Issuer. The Series D Subordinated Debentures will bear interest at the rate of 7.34% per annum on the Liquidation Amount of $25 per Series D Subordinated Debenture and will mature on December 6, 2027. The Corporation will own all of the Series D Common Securities of the Series D Issuer. It is anticipated that the Series D Issuer will not be subject to the reporting requirements under the Exchange Act.

    (e) Reflects the issuance of preferred stock in September 1996 by Chase Preferred Capital Corporation, a wholly owned subsidiary of the Bank, which has elected to be treated for federal income tax purposes as a real estate investment trust.

                              ACCOUNTING TREATMENT

     For financial reporting purposes, the Series D Issuer will be treated as a subsidiary of the Corporation and, accordingly, the accounts of the Series D Issuer will be included in the consolidated financial statements of the Corporation. The Series D Capital Securities will be presented as part of a separate line item in the consolidated balance sheets of the Corporation under the caption "Guaranteed Preferred Beneficial Interests in Corporation's Junior Subordinated Deferrable Interest Debentures, Series A, Series B, Series C and Series D" and appropriate disclosures about the Series D Capital Securities, the Series D Guarantee and the Series D Subordinated Debentures will be included in the notes to the consolidated financial statements. For financial reporting purposes, the Corporation will record Distributions payable on the Series D Capital Securities as an expense in the consolidated statements of income.

     The Corporation has agreed that future financial reports of the Corporation will: (i) present the Preferred Securities issued by other trusts created by the Corporation on the Corporation's balance sheet as a separate line item entitled "Guaranteed Preferred Beneficial Interests in Corporation's Junior Subordinated Deferrable Interest Debentures, Series A, Series B, Series C and Series D;" (ii) include in a footnote to the financial statements disclosure that the sole assets of the trusts are the Junior Subordinated Debentures (specifying as to each trust the principal amount, interest rate and maturity date of Junior Subordinated Debentures held); and (iii) if Staff Accounting Bulletin 53 treatment is sought, include, in an audited footnote to the financial statements, disclosure that (a) the trusts are wholly owned, (b) the sole assets of the trusts are the Junior Subordinated Debentures (specifying as to each trust the principal amount, interest rate and maturity date of the Junior Subordinated Debentures held), and (c) the obligations of the Corporation under the Junior Subordinated Debentures, the relevant indenture, trust agreement and guarantee, in the aggregate, constitute a full and unconditional guarantee by the Corporation of such trust's obligations under the Preferred Securities issued by such trust.

                  CERTAIN TERMS OF SERIES D CAPITAL SECURITIES

GENERAL

     The following summary of certain terms and provisions of the Series D Capital Securities supplements the description of the terms and provisions of the Preferred Securities set forth in the accompanying Prospectus under the heading "Description of Preferred Securities," to which description reference is hereby made. This summary of certain terms and provisions of the Series D Capital Securities, which describes the material provisions thereof, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Series D Trust Agreement to which reference is hereby made. The form of the Series D Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part.

DISTRIBUTIONS

     The Series D Capital Securities represent beneficial ownership interests in the Series D Issuer, and Distributions on the Series D Capital Securities will be payable at the annual rate of 7.34% on the stated Liquidation Amount of $25, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, a "Distribution Date"), to the holders of the Series D Capital Securities on the relevant record dates. The record dates for the Series D Capital Securities will be, for so long as the Series D Capital Securities remain in book-entry form, one Business Day (as defined in the accompanying Prospectus) prior to the relevant Distribution Date and, in the event the Series D Capital Securities are not in book-entry form, the 15th day of the month in which the relevant Distribution Date occurs. Distributions will accumulate from the date of original issuance. The first Distribution Date for the Series D Capital Securities will be March 31, 1998. The period beginning on and including the date of original issuance and ending on but excluding the first Distribution Date and each successive period beginning on and including a Distribution Date and ending on but excluding the next succeeding Distribution Date is herein called a "Distribution Period". The amount of Distributions payable for any Distribution Period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any Distribution Date would otherwise fall on a day that is not a Business Day, such Distribution Date shall be postponed to the next day that is a Business Day (without any additional Distributions or other payment in respect of such delay) unless it would thereby fall in the next calendar year, in which event the Distribution Date shall be brought forward to the immediately preceding Business Day. See "Description of Preferred Securities -- Distributions" in the accompanying Prospectus.

     So long as no event of default under the Indenture has occurred and is continuing, the Corporation has the right under the Indenture to defer payment of interest on the Series D Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Series D Subordinated Debentures. As a consequence of any such deferral of interest payments by the Corporation, quarterly Distributions on the Series D Capital Securities by the Series D Issuer will also be deferred during any such Extension Period. Distributions to which holders of the Series D Capital Securities are entitled will accumulate additional Distributions thereon at the rate of 7.34% per annum, compounded quarterly from the relevant payment date for such Distributions. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, the Corporation may not, and may not permit any subsidiary of the Corporation to,
(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Corporation's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Corporation (including other series of Junior Subordinated Debentures) that rank pari passu with or junior in interest to the Series D Subordinated Debentures (including the Series A, Series B and Series C Subordinated Debentures) or (iii) make any guarantee payments with respect to any guarantee by the Corporation of the debt securities of any subsidiary of the Corporation if such guarantee ranks pari passu with or junior in interest to the Series D Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Corporation, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Series D Guarantee and (d) purchases of common stock related to the issuance of common stock or rights under any of the Corporation's benefit plans for its directors, officers or employees, related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan, or related to the issuance of common stock (or securities convertible into or exchangeable for common stock) as consideration in an acquisition transaction that was entered into prior to the commencement of such Extension Period). Prior to the termination of any such Extension Period, the Corporation may further defer the payment of interest on the Series D Subordinated Debentures, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Series D Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate of 7.34% per annum, compounded quarterly, to the extent permitted by applicable law), the Corporation may elect to begin a new Extension Period. There is no limitation on the number of times that the Corporation may elect to begin an Extension Period. See "Certain Terms of Series D Subordinated Debentures -- Option to Defer Interest Payments" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

     The Corporation has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Series D Subordinated Debentures.

REDEMPTION

     Upon the repayment or redemption, in whole or in part, of the Series D Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined in the accompanying Prospectus) of the Series D Securities, upon not less than 30 nor more than 60 days notice prior to the date fixed for redemption, at a redemption price, with respect to the Series D Securities (the "Redemption Price"), equal to the aggregate Liquidation Amount of such Series D Securities, plus accumulated and unpaid Distributions thereon to the date of redemption (the "Redemption Date"). See "Certain Terms of Series D Subordinated
Debentures -- Redemption." If less than all of the Series D Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the Series D Capital Securities and the Series D Common Securities.

     The Corporation has the right to redeem the Series D Subordinated Debentures (i) on or after December 5, 2002, in whole at any time or in part from time to time, or (ii) at any time, in certain circumstances as described under "Certain Terms of Series D Subordinated Debentures -- Conditional Right to Redeem upon a Tax Event or Capital Treatment Event," in whole (but not in part) within 90 days following the occurrence of a Tax Event or Capital Treatment Event. A redemption of the Series D Subordinated Debentures would cause a mandatory redemption of the Series D Capital Securities and the Series D Common Securities.

LIQUIDATION OF SERIES D ISSUER AND DISTRIBUTION OF SERIES D SUBORDINATED DEBENTURES TO HOLDERS

     The Corporation will have the right at any time to terminate the Series D Issuer and, after satisfaction of liabilities to creditors of the Series D Issuer as required by applicable law, to cause the Series D Subordinated Debentures to be distributed to the holders of the Series D Capital Securities in exchange therefor upon liquidation of the Series D Issuer. Such right is subject to the Corporation's having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies.

     Under current United States federal income tax law and interpretations and assuming, as expected, the Series D Issuer is treated as a grantor trust, a distribution of Series D Subordinated Debentures in exchange for the Series D Capital Securities should not be a taxable event to holders of the Series D Capital Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Series D Capital Securities. See "Certain Federal Income Tax Consequences -- Distribution of Series D Subordinated Debentures to Holders of Series D Capital Securities." If the Corporation elects neither to redeem the Series D Subordinated Debentures prior to maturity nor to liquidate the Series D Issuer and distribute the Series D Subordinated Debentures to holders of the Series D Capital Securities in exchange therefor, the Series D Capital Securities will remain outstanding until the Stated Maturity of the Series D Subordinated Debentures.

     If the Corporation elects to liquidate the Series D Issuer and thereby causes the Series D Subordinated Debentures to be distributed to holders of the Series D Capital Securities in exchange therefor upon liquidation of the Series D Issuer, the Corporation shall continue to have the right to redeem the Series D Subordinated Debentures in certain circumstances upon the occurrence of a Tax Event or Capital Treatment Event, as described under "Certain Terms of Series D Subordinated Debentures -- Conditional Right to Redeem upon a Tax Event or Capital Treatment Event."

LIQUIDATION VALUE

     The amount payable on the Series D Capital Securities in the event of any liquidation of the Series D Issuer is $25 per Series D Capital Security plus accumulated and unpaid Distributions, which amount may be paid in the form of a distribution of a Like Amount of Series D Subordinated

Debentures, subject to certain exceptions. See "Description of Preferred Securities -- Liquidation Distribution Upon Termination" in the accompanying Prospectus.

REGISTRATION OF SERIES D CAPITAL SECURITIES

     The Series D Capital Securities will be represented by global certificates registered in the name of DTC or its nominee. Beneficial interests in the Series D Capital Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described below and in the accompanying Prospectus, Series D Capital Securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance" in the accompanying Prospectus.

     A global security shall be exchangeable for Series D Capital Securities registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Series D Issuer that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered to act as such depositary, (ii) the Series D Issuer in its sole discretion determines that such global security shall be so exchangeable or (iii) there shall have occurred and be continuing an event of default under the Indenture with respect to the Series D Subordinated Debentures. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants (as defined in the accompanying Prospectus) with respect to ownership of beneficial interests in such global security. In the event that Series D Capital Securities are issued in definitive form, such Series D Capital Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

     Payments on and any distributions of Series D Subordinated Debentures in exchange for Series D Capital Securities represented by a global security will be made to DTC, as the depositary for the Series D Capital Securities. In the event Series D Capital Securities are issued in certificated form, the Liquidation Amount and Distributions will be payable, the transfer of the Series D Capital Securities will be registrable, Series D Subordinated Debentures will be distributed in exchange for Series D Capital Securities following a termination of the Series D Issuer and Series D Capital Securities will be exchangeable for Series D Capital Securities of other denominations of a like aggregate Liquidation Amount, at the corporate office of the Property Trustee in New York, New York, or at the offices of any paying agent or transfer agent appointed by the Administrative Trustees, provided that payment of any Distribution may be made at the option of the Administrative Trustees by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Series D Capital Securities are issued in certificated form, the record dates for payment of Distributions will be the 15th day of the month preceding the month in which the relevant Distribution payment is scheduled to be paid. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance" in the accompanying Prospectus.

               CERTAIN TERMS OF SERIES D SUBORDINATED DEBENTURES

GENERAL

     The following summary of certain terms and provisions of the Series D Subordinated Debentures supplements the description of the terms and provisions of the Corresponding Junior Subordinated Debentures (as defined in the accompanying Prospectus) set forth in the accompanying Prospectus under the heading "Description of Junior Subordinated Debentures" to which description reference is hereby made. The summary of certain terms and provisions of the Series D Subordinated Debentures set forth below, which describes the material provisions thereof, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, to which reference is hereby made. The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part.

     Concurrently with the issuance of the Series D Capital Securities, the Series D Issuer will invest the proceeds thereof, together with the consideration paid by the Corporation for the Series D Common Securities, in the Series D Subordinated Debentures issued by the Corporation. The Series D Subordinated Debentures will bear interest at the annual rate of 7.34% of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing March 31, 1998, and at maturity to the person in whose name each Series D Subordinated Debenture is registered at the close of business on the record date next preceding such Interest Payment Date. The period beginning on and including the date of original issuance of the Series D Subordinated Debentures and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date is herein called an "Interest Period". It is anticipated that, until the liquidation, if any, of the Series D Issuer, each Series D Subordinated Debenture will be held by the Property Trustee in trust for the benefit of the holders of the Series D Capital Securities. The amount of interest payable for any Interest Period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any Interest Payment Date would otherwise fall on a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day (without any interest or other payment in respect of any such delay) unless it would thereby fall in the next calendar year, in which event the Interest Payment Date shall be brought forward to the immediately preceding Business Day. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate of 7.34% per annum, compounded quarterly from the relevant Interest Payment Date. The term "interest" as used herein shall include quarterly interest payments and interest on quarterly interest payments not paid on the applicable Interest Payment Date, as applicable. Notwithstanding anything to the contrary set forth above, if the maturity date falls on a day that is not a Business Day, the payment of principal and interest will be paid on the next succeeding Business Day, with the same force and effect as if made on such maturity date and no interest on such payments will accrue from and after the maturity date.

     The Series D Subordinated Debentures will be issued as a series of junior subordinated deferrable interest debentures under the Indenture.

     The Series D Subordinated Debentures will mature on December 6, 2027.

     The Series D Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt of the Corporation. See "Description of Junior Subordinated Debentures -- Subordination" in the accompanying Prospectus. Substantially all of the Corporation's existing indebtedness constitutes Senior Debt (other than an aggregate of approximately $1,443.4 million of the Corporation's existing indebtedness evidenced by the Series A, Series B and Series C Subordinated Debentures). Because the Corporation is a holding company, the right of the Corporation to participate in any distribution of assets of any subsidiary, including the Bank, Chase USA and Texas Commerce, upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that the Corporation may itself be recognized as a creditor of that subsidiary. Accordingly, the Series D Subordinated Debentures and the Series D Guarantee will be effectively subordinated to all existing and future liabilities of the Corporation's subsidiaries, and holders of Series D Subordinated Debentures and beneficiaries of the Series D Guarantee should look only to the assets of the Corporation for payments on the Series D Subordinated Debentures or under the Series D Guarantee. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Corporation, including Senior Debt, whether under the Indenture, any other existing indenture or any other indenture that the Corporation may enter into in the future or otherwise. See "Description of Junior Subordinated Debentures -- Subordination" in the accompanying Prospectus.

OPTION TO DEFER INTEREST PAYMENTS

     So long as no event of default under the Indenture has occurred and is continuing, the Corporation has the right under the Indenture at any time or from time to time during the term of the Series D Subordinated Debentures to defer payment of interest on the Series D Subordinated Debentures for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Series D Subordinated Debentures. At the end of such Extension Period, the Corporation must pay all interest then accrued and unpaid on the Series D Subordinated Debentures (together with interest on such unpaid interest at the rate of 7.34% per annum, compounded quarterly from the relevant Interest Payment Date, to the extent permitted by applicable law). During an Extension Period, interest will accrue and holders of Series D Subordinated Debentures (or holders of Series D Capital Securities while such series is outstanding) will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

     During any such Extension Period, the Corporation may not, and may not permit any subsidiary of the Corporation to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Corporation's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Corporation (including other series of Junior Subordinated Debentures) that rank pari passu with or junior in interest to the Series D Subordinated Debentures (including the Series A, Series B and Series C Subordinated Debentures) or (iii) make any guarantee payments with respect to any guarantee by the Corporation of the debt securities of any subsidiary of the Corporation if such guarantee ranks pari passu with or junior in interest to the Series D Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Corporation, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Series D Guarantee, and (d) purchases of common stock related to the issuance of common stock or rights under any of the Corporation's benefit plans for its directors, officers or employees, related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan, or related to the issuance of common stock (or securities convertible into or exchangeable for common stock) as consideration in an acquisition transaction that was entered into prior to the commencement of such Extension Period). Prior to the termination of any such Extension Period, the Corporation may further defer the payment of interest on the Series D Subordinated Debentures, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Series D Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate of 7.34% per annum, compounded quarterly, to the extent permitted by applicable law), the Corporation may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Corporation must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election to begin such Extension Period at least one Business Day prior to the earlier of (i) the date Distributions on the Series D Securities would have been payable except for the election to begin such Extension Period,
(ii) the date the Administrative Trustees are required to give notice to the New York Stock Exchange, the Nasdaq National Market or other applicable stock exchange or automated quotation system on which the Series D Capital Securities may then be listed or quoted or to holders of Series D Subordinated Debentures of the record date for such Distributions or (iii) the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Debenture Trustee shall give notice of the Corporation's election to begin a new Extension Period to the holders of the Series D Subordinated Debentures. There is no limitation on the number of times that the Corporation may elect to begin an Extension Period. See "Description of Junior Subordinated Debentures -- Option to Defer Interest Payments" in the accompanying Prospectus.

TRUST COSTS AND EXPENSES

     In the Indenture, the Corporation, as borrower, has agreed to pay all debts and other obligations (other than with respect to the Series D Capital Securities) and all costs and expenses of the Series D Issuer (including costs and expenses relating to the organization of the Series D Issuer, the fees and expenses of the Issuer Trustees and the costs and expenses relating to the operation of the Series D Issuer) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Series D Issuer might become subject.

REDEMPTION

     Subject to the Corporation's having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies, the Series D Subordinated Debentures are redeemable prior to maturity at the option of the Corporation (i) on or after December 5, 2002, in whole at any time or in part from time to time or (ii) at any time, in certain circumstances as described under "-- Conditional Right to Redeem upon a Tax Event or Capital Treatment Event," in whole (but not in part) within 90 days following the occurrence of a Tax Event or Capital Treatment Event. The proceeds of any such redemption will be used by the Series D Issuer to redeem the Series D Securities.

     The redemption price with respect to the Series D Subordinated Debentures shall be equal to 100% of the principal amount of the Series D Subordinated Debentures so redeemed plus accrued and unpaid interest thereon to the date of redemption.

DISTRIBUTION OF SERIES D SUBORDINATED DEBENTURES

     As described under "Certain Terms of Series D Capital
Securities -- Liquidation of Series D Issuer and Distribution of Series D Subordinated Debentures to Holders," under certain circumstances involving the termination of the Series D Issuer, Series D Subordinated Debentures may be distributed to the holders of the Series D Capital Securities in exchange therefor upon liquidation of the Series D Issuer after satisfaction of liabilities to creditors of the Series D Issuer as provided by applicable law. If distributed to holders of Series D Capital Securities, the Series D Subordinated Debentures will initially be issued in the form of one or more global securities and DTC, or any successor depositary for the Series D Capital Securities, will act as depositary for the Series D Subordinated Debentures. It is anticipated that the depositary arrangements for the Series D Subordinated Debentures would be substantially identical to those in effect for the Series D Capital Securities. If Series D Subordinated Debentures are distributed to the holders of Series D Capital Securities in exchange therefor upon the liquidation of the Series D Issuer, the Corporation will use its best efforts to list the Series D Subordinated Debentures on the New York Stock Exchange or such other stock exchanges or automated quotation systems, if any, on which the Series D Capital Securities are then listed or quoted. There can be no assurance as to the market price of any Series D Subordinated Debentures that may be distributed to the holders of Series D Capital Securities.

CONDITIONAL RIGHT TO REDEEM UPON A TAX EVENT OR CAPITAL TREATMENT EVENT

     If a Tax Event or a Capital Treatment Event occurs and either (i) in the opinion of counsel to the Corporation experienced in such matters, there would in all cases, after effecting the termination of the Series D Issuer and the distribution of the Series D Subordinated Debentures to the holders of the Series D Capital Securities in exchange therefor upon liquidation of the Series D Issuer, be more than an insubstantial risk that an Adverse Tax Consequence (as defined in "Risk Factors -- Tax Event or Capital Treatment Event -- Exchange of Series D Capital Securities for Series D Subordinated Debentures or Redemption") would continue to exist, (ii) in the reasonable determination of the Corporation, there would in all cases, after effecting the termination of the Series D Issuer and the distribution of the Series D Subordinated Debentures to the holders of the Series D Capital Securities in exchange therefor upon liquidation of the Series D Issuer, be more than an insubstantial risk that the Corporation will not be entitled to treat an amount equal to the Liquidation Amount of the Series D Capital Securities as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Corporation, or (iii) the Series D Subordinated Debentures are not held by the Series D Issuer, then the Corporation shall have the right to redeem the Series D Subordinated Debentures, in whole but not in part, at any time within 90 days following the occurrence of a Tax Event or Capital Treatment Event at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of redemption. See "Certain Terms of Series D Capital Securities -- Redemption" and "-- Liquidation of Series D Issuer and Distribution of Series D Subordinated Debentures to Holders" and "Certain Terms of Series D Subordinated Debentures -- General."

REGISTRATION OF SERIES D SUBORDINATED DEBENTURES

     The Series D Subordinated Debentures will be registered in the name of the Series D Issuer. In the event that the Series D Subordinated Debentures are distributed to holders of Series D Capital Securities, it is anticipated that the depositary and other arrangements for the Series D Subordinated Debentures will be substantially identical to those in effect for the Series D Capital Securities, as applicable. See "Certain Terms of Series D Capital
Securities -- Registration of Series D Capital Securities."

                      CERTAIN TERMS OF SERIES D GUARANTEE

     The Series D Guarantee guarantees to the holders of the Series D Securities the following payments, to the extent not paid by the Series D Issuer: (i) any accumulated and unpaid Distributions required to be paid on the Series D Securities, to the extent that the Series D Issuer has funds on hand available therefor at such time, (ii) the redemption price with respect to any Series D Securities called for redemption, to the extent that the Series D Issuer has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Series D Issuer (unless the Series D Subordinated Debentures are distributed to holders of the Series D Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Series D Issuer has funds on hand available therefor at such time, and (b) the amount of assets of the Series D Issuer remaining available for distribution to holders of the Series D Securities after payment of creditors of the Series D Issuer as required by applicable law. The Series D Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as the Guarantee Trustee for the purposes of compliance with the Trust Indenture Act and will hold the Series D Guarantee for the benefit of the holders of the Series D Securities. The Bank of New York will also act as Debenture Trustee for the Series D Subordinated Debentures and as Property Trustee.

     The holders of not less than a majority in aggregate Liquidation Amount of the Series D Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Series D Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Series D Guarantee. Any holder of the Series D Securities may institute a legal proceeding directly against the Corporation to enforce its rights under the Series D Guarantee without first instituting a legal proceeding against the Series D Issuer, the Guarantee Trustee or any other person or entity. If the Corporation were to default on its obligation to pay amounts payable under the Series D Subordinated Debentures, the Series D Issuer would lack funds for the payment of Distributions or amounts payable on redemption of the Series D Securities or otherwise, and, in such event, holders of the Series D Capital Securities would not be able to rely upon the Series D Guarantee for payment of such amounts. Instead, if an event of default under the Indenture shall have occurred and be continuing and such event is attributable to the failure of the Corporation to pay interest on or principal of the Series D Subordinated Debentures on the applicable payment date, then a holder of Series D Capital Securities may institute a Direct Action against the Corporation pursuant to the terms of the Indenture for enforcement of payment to such holder of the principal of or interest on such Series D Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Series D Capital Securities of such holder. In connection with such Direct Action, the Corporation will have a right of set-off under the Indenture to the extent of any payment made by the Corporation to such holder of Series D Capital Securities in the Direct Action. Except as described herein, holders of Series D Capital Securities will not be able to exercise directly any other remedy available to the holders of the Series D Subordinated Debentures or assert directly any other rights in respect of the Series D Subordinated Debentures. See "Description of Guarantees" in the accompanying Prospectus. The Series D Trust Agreement provides that each holder of Series D Securities by acceptance thereof agrees to the provisions of the Series D Guarantee and the Indenture.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     In the opinion of Simpson Thacher & Bartlett, special tax counsel to the Corporation and the Series D Issuer ("Tax Counsel"), the following summary accurately describes the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of Series D Capital Securities. Unless otherwise stated, this summary deals only with Series D Capital Securities held as capital assets by United States Persons (defined below) who purchase the Series D Capital Securities upon original issuance at their original offering price. As used herein, a "United States Person" means a person that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The tax treatment of a holder may vary depending on his, her or its particular situation. This summary does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or foreign investors. In addition, this summary does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of Series D Capital Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

     The authorities on which this summary is based are subject to various interpretations and the opinions of Tax Counsel are not binding on the Internal Revenue Service ("IRS") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed herein or that a court would not sustain such a challenge. Nevertheless, Tax Counsel has advised that it is of the view that, if challenged, the opinions expressed herein would be sustained by a court with jurisdiction in a properly presented case.

     HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SERIES D CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE SERIES D CAPITAL SECURITIES UPON THE OCCURRENCE OF CERTAIN TAX EVENTS SEE "CERTAIN TERMS OF SERIES D CAPITAL SECURITIES -- REDEMPTION."

CLASSIFICATION OF THE SERIES D ISSUER

     In connection with the issuance of the Series D Capital Securities, Tax Counsel is of the opinion that, under current law and assuming compliance with the terms of the Series D Trust Agreement, and based on certain facts and assumptions contained in such opinion, the Series D Issuer will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of Series D Capital Securities (a "Securityholder") will be treated as owning an undivided beneficial interest in the Series D Subordinated Debentures. Accordingly, each Securityholder will be required to include in its gross income its pro rata share of the interest income or original issue discount that is paid or accrued on the Series D Subordinated Debentures. See "-- Interest Income and Original Issue Discount."

CLASSIFICATION OF THE SERIES D SUBORDINATED DEBENTURES

     The Corporation, the Series D Issuer and the holders of the Series D Securities (by acceptance of a beneficial interest in a Series D Security) will agree to treat the Series D Subordinated Debentures as indebtedness for all United States tax purposes. In connection with the issuance of the Series D Subordinated Debentures, Tax Counsel is of the opinion that, under current law, and based on certain representations, facts and assumptions set forth in such opinion, the Series D Subordinated Debentures will be classified as indebtedness for United States federal income tax purposes.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     Under applicable Treasury regulations, the Series D Subordinated Debentures will not be considered to have been issued with "original issue discount" ("OID") within the meaning of Section 1273(a) of the Code. Accordingly, except as set forth below, stated interest on the Series D Subordinated Debentures generally will be included in income by a Securityholder at the time such interest income is paid or accrued in accordance with such Securityholder's regular method of tax accounting.

     If, however, the Corporation exercises its right to defer payments of interest on the Series D Subordinated Debentures, the Series D Subordinated Debentures will become OID instruments at such time and all Securityholders will be required to accrue the stated interest on the Series D Subordinated Debentures on a daily basis during the Extension Period, even though the Corporation will not pay such interest until the end of the Extension Period, and even though some Securityholders may use the cash method of tax accounting. Moreover, thereafter the Series D Subordinated Debentures will be taxed as OID instruments for as long as they remain outstanding. Thus, even after the end of the Extension Period, all Securityholders would be required to continue to include the stated interest on the Series D Subordinated Debentures in income on a daily economic accrual basis, regardless of their method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the OID economic accrual rules, a Securityholder would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the Series D Subordinated Debentures, and actual cash payments of interest on the Series D Subordinated Debentures would not be reported separately as taxable income. Any amount of OID included in a Securityholder's gross income (whether or not during an Extension Period) will increase such Securityholder's tax basis in its Series D Capital Securities, and the amount of Distributions received by a Securityholder with respect to such Series D Capital Securities will reduce the tax basis of such Series D Capital Securities.

     The Treasury regulations described above have not yet been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a contrary position. If the IRS were to assert successfully that the stated interest on the Series D Subordinated Debentures was OID regardless of whether the Corporation exercises its right to defer payments of interest on such debentures, all Securityholders would be required to include such stated interest in income on a daily economic accrual basis as described above.

     Corporate Securityholders will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Series D Capital Securities.

DISTRIBUTION OF SERIES D SUBORDINATED DEBENTURES TO HOLDERS OF SERIES D CAPITAL SECURITIES

     Under current law, a distribution by the Series D Issuer of the Series D Subordinated Debentures as described under the caption "Certain Terms of Series D Capital Securities -- Liquidation of Series D Issuer and Distribution of Series D Subordinated Debentures to Holders" will be non-taxable and will result in the Securityholder receiving directly its pro rata share of the Series D Subordinated Debentures previously held indirectly through the Series D Issuer, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Series D Capital Securities before such distribution. If, however, the liquidation of the Series D Issuer were to occur because the Series D Issuer is subject to United States federal income tax with respect to income accrued or received on the Series D Subordinated Debentures as a result of a Tax Event or otherwise, the distribution of Series D Subordinated Debentures to Securityholders by the Series D Issuer could be a taxable event to the Series D Issuer and each Securityholder, and a Securityholder would recognize gain or loss as if the Securityholder had exchanged its Series D Capital Securities for the Series D Subordinated Debentures it received upon the liquidation of the Series D Issuer. A Securityholder will accrue interest in respect of Series D Subordinated Debentures received from the Series D Issuer in the manner described above under "-- Interest Income and Original Issue Discount."

SALES OR REDEMPTION OF SERIES D CAPITAL SECURITIES

     Gain or loss will be recognized by a Securityholder on a sale of Series D Capital Securities (including a redemption for cash) in an amount equal to the difference between the amount realized by the Securityholder on the sale or redemption of the Series D Capital Securities (except to the extent that such amount realized is characterized as a payment in respect of accrued but unpaid interest on such Securityholder's allocable share of the Series D Subordinated Debentures that such Securityholder had not included in income previously) and the Securityholder's adjusted tax basis in the Series D Capital Securities sold or redeemed. Such gain or loss generally will be taxable as long-term capital gain or loss if the Securityholder held the Series D Capital Securities that it sold or redeemed for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets. Securityholders should consult their own tax advisors regarding capital gains rates applicable to them. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

NON-UNITED STATES HOLDERS

     As used herein, the term "Non-United States Holder" means any Securityholder that is not a United States Person. As discussed above, the Series D Capital Securities will be treated as evidence of an indirect beneficial ownership interest in the Series D Subordinated Debentures. See "-- Classification of the Trust." Thus, under present United States federal income tax law, and subject to the discussion below concerning backup withholding:

          (a) no withholding of United States federal income tax will be required with respect to the payment by the Series D Issuer (or the Corporation) or any paying agent of principal or interest (which for purposes of this discussion includes any OID) on the Series D Capital Securities (or the Series D Subordinated Debentures) to a Non-United States Holder, provided (i) that the beneficial owner of the Series D Capital Securities ("Beneficial Owner") does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Corporation entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the Beneficial Owner is not a controlled foreign corporation that is related to the Corporation through stock ownership, (iii) the Beneficial Owner is not a bank whose receipt of interest on the Series D Subordinated Debentures is described in section 881(c)(3)(A) of the Code and (iv) the Beneficial Owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder; and

          (b) no withholding of United States federal income tax will be required with respect to any gain realized by a Non-United States Holder upon the sale or other disposition of the Series D Capital Securities (or the Series D Subordinated Debentures).

     To satisfy the requirement referred to in (a)(iv) above, the Beneficial Owner, or a financial institution holding the Series D Capital Securities on behalf of such owner, must provide, in accordance with specified procedures, to the Series D Issuer or its paying agent, a statement to the effect that the Beneficial Owner is not a United States Person. Pursuant to current temporary Treasury regulations, these requirements will be met if (1) the Beneficial Owner provides his name and address, and certifies, under penalties of perjury, that it is not a United States Person (which certification may be made on an IRS Form W-8 (or successor form)) or (2) a financial institution holding the Series D Capital Securities on behalf of the Beneficial Owner certifies, under penalties of perjury, that such statement has been received by it and furnishes the Series D Issuer or the paying agent with a copy thereof.

     If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of interest made to such Non-United States Holder will be subject to a 30% United States federal withholding tax unless the Beneficial Owner provides the Series D Issuer or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or a successor form) claiming an exemption from, or a reduction of, such withholding tax under the benefit of a tax treaty or (2) IRS Form 4224 (or a successor form) stating that interest paid on the Series D Capital Securities (or the Series D Subordinated Debentures) is not subject to such withholding tax because it is effectively connected with the Beneficial Owner's conduct of a trade or business in the United States.

     If a Non-United States Holder is engaged in a trade or business in the United States and interest on the Series D Capital Securities (or the Series D Subordinated Debentures) is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a United States Person. In addition, if such Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such interest income would be included in such foreign corporation's earnings and profits.

     Any gain realized upon the sale or other disposition of the Series D Capital Securities (or the Series D Subordinated Debentures) generally will not be subject to United States federal income tax unless (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder, (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement, and certain other conditions are met, or (iii) in the case of any gain representing accrued interest on the Series D Subordinated Debentures, the requirements described above are not satisfied.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     The amount of OID accrued on the Series D Capital Securities held of record by United States Persons (other than corporations and other exempt Securityholders), if any, will be reported to the IRS. "Backup" withholding at a rate of 31% will apply to payments of interest to non-exempt United States Persons unless the Securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

     Payment of the proceeds from the disposition of Series D Capital Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

     Any amounts withheld from a Securityholder under the backup withholding rules will be allowed as a refund or a credit against such Securityholder's United States federal income tax liability, provided the required information is furnished to the IRS.

     It is anticipated that income on the Series D Capital Securities will be reported to holders on Form 1099 and mailed to holders of the Series D Capital Securities by January 31 following each calendar year.

                          CERTAIN ERISA CONSIDERATIONS

     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Series D Capital Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "Plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code; however, governmental plans may be subject to similar provisions under applicable state laws.

     Under a regulation (the "Plan Assets Regulation") issued by the U.S. Department of Labor (the "DOL"), the assets of the Series D Issuer would be deemed to be "plan assets" of a Plan for purposes of ERISA and Section 4975 of the Code if "plan assets" of the Plan were used to acquire an equity interest in the Series D Issuer and no exception were applicable under the Plan Assets Regulation. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in a trust.

     Pursuant to an exception contained in the Plan Assets Regulation, the assets of the Series D Issuer would not be deemed to be "plan assets" of investing Plans if, at all times, less than 25% of the value of each class of equity interests in the Series D Issuer were held by Plans, other employee benefit plans not subject to ERISA or Section 4975 of the Code (such as governmental, church and foreign plans), and entities holding assets deemed to be "plan assets" of any Plan (collectively, "Benefit Plan Investors"), or if the Series D Capital Securities were "publicly-offered securities" for purposes of the Plan Assets Regulation. No assurance can be given that the Series D Capital Securities held by Benefit Plan Investors will be less than 25% of the total value of such Series D Capital Securities at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions to this exception. In addition, no assurance can be given that the Series D Capital Securities would be considered to be "publicly-offered securities" under the Plan Assets Regulation. All of the Series D Common Securities will be purchased and initially held by the Corporation.

     Certain transactions involving the Series D Issuer could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code with respect to a Plan if the Series D Capital Securities were acquired with "plan assets" of such Plan and the assets of the Series D Issuer were deemed to be "plan assets" of Plans investing in the Series D Issuer. For example, if the Corporation were a Party in Interest with respect to a Plan (either directly or by reason of its ownership of the Bank or other subsidiaries), extensions of credit between the Corporation and the Series D Issuer (as represented by the Series D Subordinated Debentures and the Series D Guarantee) would likely be prohibited by Section 406(a)(1)(B) of ERISA and
Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable administrative exemption (see below). In addition, if the Corporation were considered to be a fiduciary with respect to the Series D Issuer as a result of certain powers it holds (such as the powers to remove and replace the Property Trustee and the Administrative Trustees), it is possible that the optional redemption or acceleration of the Series D Subordinated Debentures would be considered to be prohibited transactions under Section 406(b) of ERISA and Section 4975(c)(1)(E) of the Code. IN ORDER TO AVOID SUCH PROHIBITED TRANSACTIONS, EACH INVESTING PLAN, BY PURCHASING SERIES D CAPITAL SECURITIES, WILL BE DEEMED TO HAVE DIRECTED THE SERIES D ISSUER TO INVEST IN THE SERIES D SUBORDINATED DEBENTURES AND TO HAVE APPOINTED THE PROPERTY TRUSTEE.

     The DOL has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Series D Capital Securities if assets of the Series D Issuer were deemed to be "plan assets" of Plans investing in the Series D Issuer as described above. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

     Because the Series D Capital Securities may be deemed to be equity interests in the Series D Issuer for purposes of applying ERISA and Section 4975 of the Code, the Series D Capital Securities may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption. Any purchaser or holder of the Series D Capital Securities or any interest therein will be deemed to have represented by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption with respect to such purchase or holding. If a purchaser or holder of the Series D Capital Securities that is a Plan or a Plan Asset Entity elects to rely on an exemption other than PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, the Corporation and the Series D Issuer may require a satisfactory opinion of counsel or other evidence with respect to the availability of such exemption for such purchase and holding.

     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Series D Capital Securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the potential consequences if the assets of the Series D Issuer were deemed to be "plan assets" and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or any other applicable exemption.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Chase Capital IV Standard Provisions and the Pricing Agreement dated November 24, 1997 (collectively, the "Underwriting Agreement"), the Corporation and the Series D Issuer have agreed that the Series D Issuer will sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase from the Series D Issuer, the respective number of Series D Capital Securities set forth opposite its name below:

                                                       NUMBER OF SERIES D CAPITAL SECURITIES
                                                       -------------------------------------
        Chase Securities Inc. .......................                 1,852,000
        Smith Barney Inc. ...........................                 1,852,000
        Salomon Brothers Inc.........................                 1,852,000
        Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated....................                 1,852,000
        Morgan Stanley & Co. Incorporated............                 1,852,000
        PaineWebber Incorporated.....................                 1,852,000
        Prudential Securities Incorporated...........                 1,852,000
        Advest, Inc. ................................                    28,000
        BT Alex. Brown & Sons, Inc. .................                    61,600
        Bear, Stearns & Co. Inc. ....................                    61,600
        Cowen & Company..............................                    28,000
        Credit Suisse First Boston Corporation.......                    61,600
        Dain Bosworth Incorporated...................                    61,600
        A.G. Edwards & Sons, Inc.....................                    61,600
        EVEREN Securities, Inc.......................                    61,600
        Fahnestock & Co. Inc. .......................                    28,000
        Goldman, Sachs & Co. ........................                    61,600
        Janney Montgomery Scott Inc. ................                    28,000
        Legg Mason Wood Walker, Incorporated.........                    28,000
        McDonald & Company Securities, Inc...........                    28,000
        McGinn, Smith & Co., Inc. ...................                    28,000
        Morgan Keegan & Company, Inc. ...............                    28,000
        Olde Discount Corporation....................                    28,000
        Piper Jaffray Inc. ..........................                    61,600
        Principal Financial Securities, Inc. ........                    28,000
        Pryor, McClendon, Counts & Co., Inc. ........                    28,000
        Rauscher Pierce Refsnes, Inc. ...............                    28,000
        Raymond James & Associates, Inc. ............                    61,600
        The Robinson Humphrey Company, LLC ..........                    61,600
        U.S. Clearing Corp. .........................                    28,000
        Utendahl Capital Partners, L.P. .............                    28,000
        Wheat, First Securities, Inc. ...............                    28,000
                                                                     ----------
                  Total..............................                14,000,000
                                                                     ==========

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Series D Capital Securities if any are taken.

     The Underwriters propose initially to offer the Series D Capital Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession not in excess of $0.50 per

Series D Capital Security. The Underwriters may allow, and such dealers may reallow, a concession not to exceed $0.35 per Series D Capital Security to certain brokers and dealers. After the Series D Capital Securities are released for sale to the public, the initial public offering price and other selling terms may from time to time be varied by the Underwriters.

     In view of the fact that the proceeds from the sale of the Series D Capital Securities will be used to purchase the Series D Subordinated Debentures issued by the Corporation, the Underwriting Agreement provides that the Corporation will pay as Underwriters' compensation for the Underwriters' arranging the investment in such Series D Subordinated Debentures of such proceeds an amount of $0.7875 per Series D Capital Security for the accounts of the several Underwriters.

     The Corporation and the Series D Issuer have agreed that, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the termination of trading restrictions on the Series D Capital Securities, as determined by the Underwriters, and (ii) the closing date, they will not offer, sell, contract to sell or otherwise dispose of any Preferred Securities (as defined in the accompanying Prospectus), any other beneficial interests in the assets of the Series D Issuer, or any preferred securities or any other securities of the Series D Issuer or the Corporation which are substantially similar to the Series D Capital Securities, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive preferred securities or any such substantially similar securities of either the Series D Issuer or the Corporation, without the prior written consent of the Underwriters, except for the Series D Capital Securities offered in connection with this offering.

     Prior to this offering, there has been no public market for the Series D Capital Securities. The Series D Capital Securities have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Trading of the Series D Capital Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Series D Capital Securities. Although the Underwriters have indicated to the Corporation and the Series D Issuer that they intend to make a market in the Series D Capital Securities prior to commencement of trading on the New York Stock Exchange, they are not obligated to do so and may discontinue any such market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading markets for the Series D Capital Securities.

     In order to meet one of the requirements for listing the Series D Capital Securities on the New York Stock Exchange, the Underwriters have undertaken to sell lots of 100 or more of the Series D Capital Securities to a minimum of 400 beneficial holders.

     The Corporation and the Series D Issuer have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Act.

     It is expected that delivery of the Series D Capital Securities will be made against payment therefor on or about December 5, 1997, as agreed upon by the Corporation, the Series D Issuer and the Underwriters in accordance with Rule 15c6-1 under the Exchange Act.

     Chase Securities Inc., one of the Underwriters, is a wholly owned subsidiary of the Corporation. This Prospectus Supplement and the related Prospectus may be used by direct or indirect wholly owned subsidiaries of the Corporation, including Chase Securities Inc., in connection with offers and sales related to secondary market transactions in the Series D Capital Securities. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

     Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to the Corporation and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

     In connection with this offering and in compliance with applicable law, Smith Barney Inc., one of the Representatives of the Underwriters, may over-allot (i.e., sell more Series D Capital Securities than the total amount shown on the list of Underwriters and participations which appears above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Series D Capital Securities at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Series D Capital Securities or effecting purchases of the Series D Capital Securities for the purpose of pegging, fixing or maintaining the price of the Series D Capital Securities or for the purpose of reducing a syndicate short position created in connection with the offering. In addition, the contractual arrangements among the Underwriters include a provision whereby, if Smith Barney Inc. purchases Series D Capital Securities in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Series D Capital Securities in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. Smith Barney Inc. is not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

                             VALIDITY OF SECURITIES

     Certain matters of Delaware law relating to the validity of the Series D Capital Securities, the enforceability of the Series D Trust Agreement and the formation of the Series D Issuer will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Corporation and the Series D Issuer. The validity of the Series D Guarantee and the Series D Subordinated Debentures will be passed upon for the Corporation by Simpson Thacher & Bartlett (a partnership which includes professional corporations) and for the Underwriters by Cravath, Swaine & Moore. Simpson Thacher & Bartlett and Cravath, Swaine & Moore will rely on the opinion of Richards, Layton & Finger as to matters of Delaware law. Cravath, Swaine & Moore from time to time has represented and continues to represent the Corporation and its subsidiaries in a substantial number of matters on a regular basis. Certain matters relating to United States federal income tax considerations described in this Prospectus Supplement will be passed upon for the Corporation by Simpson Thacher & Bartlett.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE SERIES D ISSUER OR BY THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION OR THE SERIES D ISSUER SINCE THE DATE HEREOF.

             ------------------------------------------------------
TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Risk Factors..............................   S- 5
Chase Capital IV..........................   S-11
The Chase Manhattan Corporation...........   S-11
Consolidated Ratios of Earnings to Fixed
  Charges.................................   S-12
Use of Proceeds...........................   S-13
Capitalization............................   S-14
Accounting Treatment......................   S-15
Certain Terms of Series D Capital
  Securities..............................   S-15
Certain Terms of Series D Subordinated
  Debentures..............................   S-19
Certain Terms of Series D Guarantee.......   S-22
Certain Federal Income Tax Consequences...   S-23
Certain ERISA Considerations..............   S-27
Underwriting..............................   S-30
Validity of Securities....................   S-32
PROSPECTUS
Available Information.....................      3
Incorporation of Certain Documents by
  Reference...............................      4
The Chase Manhattan Corporation...........      5
The Issuers...............................      5
Use of Proceeds...........................      6
Description of Junior Subordinated
  Debentures..............................      6
Description of Preferred Securities.......     18
Book-Entry Issuance.......................     30
Description of Guarantees.................     33
Relationship Among the Preferred
  Securities, the Corresponding Junior
  Subordinated Debentures and the
  Guarantees..............................     35
Plan of Distribution......................     37
Validity of Securities....................     38
Experts...................................     38

Prospectus Supplement

CHASE CAPITAL IV

$350,000,000

7.34% CAPITAL SECURITIES,
SERIES D

(LIQUIDATION AMOUNT $25
PER CAPITAL SECURITY)

FULLY AND UNCONDITIONALLY GUARANTEED,
AS DESCRIBED HEREIN, BY

THE CHASE MANHATTAN CORPORATION

[CHASE LOGO]

CHASE SECURITIES INC.
SMITH BARNEY INC.
SALOMON BROTHERS INC
MERRILL LYNCH & CO.
MORGAN STANLEY DEAN WITTER
PAINEWEBBER INCORPORATED
PRUDENTIAL SECURITIES INCORPORATED

November 24, 1997